EXHIBIT 32.1

I, Richard E. Stoddard, Chief Executive Officer of Kaiser Ventures LLC, certify that:

1.    The Form 10-Q Report of Kaiser Ventures LLC for the quarter ended June 30, 2003, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.    The information contained in the Form 10-Q Report of Kaiser Ventures LLC for the quarter ended June 30, 2003, fairly presents, in all material respects, the financial condition and results of operations of the issuer.

Date:	August 12, 2003	/s/ RICHARD E. STODDARD
Richard E. Stoddard

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to Kaiser Ventures LLC and will be retained by Kaiser Ventures LLC and furnished to the Securities and Exchange Commission or its staff upon request.